UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: September 27, 2011

(Date of earliest event reported)

KODIAK OIL & GAS CORP.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-32920

Yukon Territory	N/A
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1625 Broadway, Suite 250

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(303) 592-8075

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 27, 2011, Kodiak Oil & Gas (USA) Inc. (the “Buyer”), a wholly-owned subsidiary of Kodiak Oil & Gas Corp. (the “Company”), entered into a definitive purchase and sale agreement (the “Agreement”), between BTA Oil Producers, LLC, a Texas limited liability company (the “Seller”), and the Buyer, under which the Buyer has agreed to acquire from the Seller certain oil and gas leaseholds, overriding royalty interests and producing properties located in the State of North Dakota (the “Oil and Gas Properties”), and various other related rights, permits, contracts, equipment and other assets (together with the Oil and Gas Properties, the “Oil and Gas Assets”). The effective date for the acquisition of the Oil and Gas Assets is August 1, 2011 (the “Effective Date”).  The closing of the transaction is expected to take place on or before October 28, 2011, subject to the satisfaction of customary closing conditions.

The aggregate purchase price for the Oil and Gas Assets is approximately $235 million, which will be paid in cash at closing, subject to adjustment as described herein. The Buyer expects to fund the transaction through available cash balances and borrowings under credit facilities, which would include an expanded borrowing base revolving credit facility and an expanded second-lien term loan.  The purchase price is subject to potential adjustments including, but not limited to, adjustments for certain title and environmental defects, if any, as well as customary adjustments to reflect the operation of the Oil and Gas Assets following the Effective Date and prior to the closing date.  In addition, (i) properties may be withdrawn from the transaction, with appropriate adjustment to the purchase price as provided under the Agreement, under various circumstances as set forth in the Agreement, including, without limitation, due to certain title and environmental defects, if any, and the failure to procure any requisite preferential rights and consents and (ii) the purchase price may be increased in the event either party discovers a title benefit associated with an Oil and Gas Asset during the examination period.

The Agreement contains customary representations and warranties and covenants by each of the Buyer and the Seller.  Among other things, during the period between the execution of the Agreement and the closing of the transaction, the Seller has agreed, subject to certain exceptions: (i) to allow the Buyer and its authorized representatives access to the Oil and Gas Assets and the records pertaining to the Oil and Gas Assets; (ii) to conduct its operations, including the operation of the Oil and Gas Assets, in the ordinary course; and (iii) to restrict certain activities.  The Buyer and the Seller also have agreed to enter into a transition services agreement at closing to allow for an orderly transition of operations.

Pursuant to the Agreement, the Buyer has deposited approximately $17.7 million into escrow (the “Deposit”) that will be credited to the purchase price on the completion of the acquisition of the Oil and Gas Assets.  If the Agreement is terminated, the Deposit will be returned to the Buyer, except in the case of a material breach of the Agreement by the Buyer, in which event the Deposit will be retained by the Seller.

The Agreement provides for certain termination rights, as follows: (i) by mutual written consent; (ii) due to a failure of a party to satisfy the requisite closing conditions; (iii) if the closing shall not have occurred by December 31, 2011; (iv) if any governmental authority shall have taken certain actions obstructing the consummation of the transactions contemplated by the Agreement; and (v) certain purchase price adjustments that exceed 20% of the purchase price.  If the Agreement is so terminated, all continuing obligations of the parties under the Agreement will terminate except for certain provisions surviving termination as set forth in the Agreement.   In the event of a termination of the Agreement, a party shall be entitled to pursue any remedy available at law in equity, other than with respect to a termination by the Seller due to a material breach of the Agreement by Buyer, for which the Seller’s only remedy shall be to retain the Deposit.

The Agreement provides each of the Buyer and the Seller certain indemnification rights, subject to certain time and monetary limitations as set forth in the Agreement, whereby (i) the Seller agrees to indemnify and hold the Buyer, its partners, and their respective officers, directors, employees, agents, representatives, members, shareholders, affiliates and subsidiaries (the “Buyer Indemnitees”) harmless in connection with losses arising from (a) certain retained obligations or (b) breach of any representation or warranty of the Seller, or of a covenant or agreement of the Seller that expressly survives the closing of the transaction; and (ii) the Buyer agrees to indemnify and hold the Seller, its members, managers, affiliates, co-lessees, co-venturers and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, affiliates, subsidiaries, successors and assigns

(the “Seller Indemnitees”), harmless in connection with losses arising from (a) certain assumed obligations, regardless of whether caused or contributed to by any of the Sellers Indemnitees (b) any breach of a representation, warranty, covenant or agreement of the Buyer under the Agreement, (c) the Seller’s operation of the Oil & Gas Assets following the Effective Time, provided the Seller acts in accordance with applicable law and industry standards and the Buyer complies with any applicable joint operating agreements related to the election of a successor operator or (d) the Seller’s erroneous payment of certain royalties, shut-in royalties or similar payments with respect to the acquired leases after the Effective Time, provided the Seller remits to the Buyer any monies that the Seller failed to pay with respect to such erroneous payments.  The parties’ indemnification obligations survive the closing date for various prescribed periods of time as set forth in the Agreement.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KODIAK OIL & GAS CORP.

By:	/s/ James P. Henderson
James P. Henderson
Chief Financial Officer

Date: October 3, 2011